Exhibit 10.18

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

DEFERRED COMPENSATION PLAN

1.
Purpose of the Plan.  The purpose of the Farmers & Merchants Bank Deferred Compensation Plan is to recognize the valuable services performed by key employees and directors (collectively “Employees”) and encourage each Employee’s continued employment or participation (in the case of a director) by providing an opportunity to defer a certain portion of compensation payable to him or her. The provisions of this Plan have been amended and restated effective as of January 1, 2009.

2.	Definitions. As used in this Plan, the following terms shall have the meanings indicated below:

“Bank” shall mean Farmers & Merchants Bank of Central California and any of its subsidiaries.

“Board of Directors” shall mean the Board of Directors of the Bank.

“Committee” shall mean the Personnel Committee of the Board of Directors or such other committee that the Board of Directors may designate from time to time.

“Change of Control” means a change of control of the Holding Company. Such a Change of Control  will be deemed to have occurred immediately before any of the following occur: (i) individuals, who were members of the Board of Directors of the Holding Company immediately prior to a meeting of the shareholders of the Holding Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Holding Company following such election or meeting, (ii) an acquisition, directly or indirectly, of more than 35% of the outstanding shares of any class of voting securities of the Holding Company by any Person, (iii) a merger (in which the Holding Company is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Holding Company, or (iv) there is a change, during any period of one year, of a majority of the Board of Directors of the Holding Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of such period.  If the events or circumstances described in (i)-(iv), above, shall occur to or be applicable to the Bank, then such Change of Control shall be deemed for all purposes of this Plan to also be a “Change of Control” of the Holding Company.  For purposes of this Plan, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Holding Company, the Bank, any other wholly owned subsidiary of the Bank or any employee benefit plan(s) sponsored by the Bank or other subsidiary of the Holding Company. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred unless the change also constitutes the occurrence of a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to the Employee.

“Compensation” shall mean all salary, directors’ fees, bonuses and incentive compensation paid to the Employee by the Bank in cash, including amounts deferred, but not including amounts payable under the Executive Retirement Plan.  All other forms of compensation shall be disregarded for purposes of this Plan.

“Disability”  means when an Employee (i) is unable to engage in any substantial gainful activity by reason of any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is by reason of  any medical determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Bank.  Disability shall be determined by a physician acceptable to both the Bank and the Employee, and shall be interpreted to comply with the definition of “disability” under Section 409A and the regulations thereunder.

 “Election of Deferral” shall mean a written notice filed by the Employee with the chief financial officer of the Bank in substantially the form attached hereto specifying the amount of Compensation to be deferred.

 “Normal Retirement Age” shall mean the date an employee attains the age of sixty-five (65) or a director attains the age of seventy-five (75).

“Holding Company” means Farmers & Merchants Bancorp.

“Plan” shall mean the Farmers & Merchants Bank of Central California Deferred Compensation Plan as set forth in this document, as successor of any prior plans of the same name, and as the same may be amended or supplemented from time to time.

“Retirement Date” shall mean the day on or after the Employee’s Normal Retirement Age when the Employee’s Employment is Terminated.

“Termination of Employment” or “Employment is Terminated” shall mean the Employee has a separation from service with the Bank for any reason, voluntary or involuntary, other than death, as defined under Treasury Regulation Section 1.409A-l(h).  Subject to the foregoing, whether a separation from service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Employee would perform after such date (as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period in which the Employee provided services to the Bank if the Employee has been providing services for less than 36 months). An Employee will not be deemed to have experienced a separation from service if such Employee is on military leave, sick leave, or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time during which a right to re-employment is protected by either statute or contract. If the period of leave exceeds six months and the individual does not retain a right to re-employment under an applicable statute or by contract, the separation from service will be deemed to occur on the first date immediately following such six-month period. If an Employee provides services for the Bank as both an employee and as a director, to the extent permitted by Treasury Regulation Section 1.409A-1(h)(5) the services provided by such Employee as a director shall not be taken into account in determining whether the Employee has experienced a separation from service as an employee, and the services provided by such Employee as an employee shall not be taken into account in determining whether the Employee has experienced a separation from service as a director.

3.
Deferred Compensation.  The Board of Directors shall have the sole discretion to determine whether the Employee is eligible to participate in the Plan. Commencing on the date when an eligible Employee executes his first Election of Deferral, and continuing through the date on which the eligible Employee’s Employment is Terminated because of his or her death, retirement, Disability, or any other cause, the Employee may elect to defer into his or her account the amount set forth in the Election of Deferral, which the Employee would otherwise be entitled to receive from the Bank in each calendar year, subject to any changes made to the Election of Deferral in accordance with this Plan.

The amount of Compensation selected for deferral by the Employee pursuant to an Election of Deferral is referred to as the “Annual Deferral Sum”. The amounts of Compensation actually deferred are hereinafter collectively included as the “Deferred Amounts”. The Employee’s Deferred Amounts shall be credited to the Employee’s Deferred Compensation Account as of the dates such Deferred Amounts would, but for such deferral, be payable to the Employee.

The eligible Employee may elect an Annual Deferral Sum hereunder by filing an Election of Deferral Notice.  An Election of Deferral must be filed at least ten (10) days prior to the beginning of the calendar year in which the services for which such compensation will be paid will be performed and, with respect to base salary, shall be effective with the first pay period of the calendar year following the filing thereof.

In the first year for which the Employee is determined by the Board of Directors to be eligible to participate in the Plan, as determined in accordance with Treasury Regulation Section 1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treasury Regulation Section 1.409A-1(c)(2), an Election of Deferral must be filed within thirty (30) days after the Employee becomes eligible and shall only be effective with respect to compensation attributable to services to be performed after such election.  If an Election of Deferral made in accordance with this Section 3 relates to compensation earned based upon a specified performance period, the amount eligible for deferral shall be equal to (i) the total amount of compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the service period after the Employee’s Election of Deferral is made, and the denominator of which is the total number of days in the performance period.

The Employee may elect to defer a maximum Annual Deferral Sum of one hundred percent (100%) of base salary and one hundred percent (100%) of any incentive bonus. A minimum Annual Deferral Sum shall be one percent (1%) of Compensation, which minimum may be changed from time to time by the Bank.

4.
Deferred Compensation Account.  The Bank shall establish a Deferred Compensation Account on its books for the Employee. Incremental Employee deferrals will be credited to this account and, for those Employees participating in the rabbi trust, transferred to the rabbi trust established under Section 18, no less frequently than monthly. An Employee shall be entitled to the amount set forth in the Deferred Compensation Account applicable to him or her, subject to the terms and conditions of this Plan, including the payment rules set forth in Section 8.

5.
Earnings on Account Balances.  The Bank and the Employee agree that Deferred Amounts will be self-directed by each individual participating Employee.  Accordingly, the Bank shall have no responsibility for the Employee’s investment decisions or results, nor provide any assurances that amounts actually deferred will not incur investment losses up to and including all amounts deferred.

Deferred amounts may either be (i) transferred to the rabbi trust established under Section 18 and invested according to the options provided in the trust, or (ii) be maintained in the Bank and receive interest based upon a market rate index approved by the Committee.

Earnings will be credited to each Employee’s Deferred Compensation Account balance, and, for those Employees participating in the rabbi trust, transferred to the rabbi trust established under Section 18, at the end of each calendar month. Earnings shall be posted (i) based upon the previous month’s trust account statement, or (ii) for those Employees electing to have the money retained in the Bank, as of the last day of each month.

6.	Statement of Accounts. The Bank shall provide to the Employee, within sixty (60) days after each calendar year-end, a statement setting forth the Employee’s Deferred Compensation Account balance.

7.
Accounting Device Only.  The Deferred Compensation Account is solely a device for measuring amounts to be paid under this Plan.  It is not a trust fund of any kind.  The Employee is a general unsecured creditor of the Bank for the payment of benefits.  The benefits represent the mere promise of the Bank to pay such benefits. The Employee’s rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Employee’s creditors.

8.	Payment.

a.
Retirement.  Upon the Employee attaining his or her Retirement Date (i.e., Termination of Employment at or after Normal Retirement Age), the Bank shall pay the Employee’s Deferred Compensation Account in accordance with the Employee’s Election on the attached Payment Election.

b.
Disability.  If Employee’s Termination of Employment is due to Disability, the Bank shall pay the full amount of the Employee’s Deferred Compensation Account in accordance with the Employee’s Election on the attached Payment Election for a Retirement under subsection a. above (if Termination of Employment is at or after Normal Retirement Age) or as elected on Appendix B for a Termination under subsection e. below (if Termination of Employment is before Normal Retirement Age), notwithstanding any contrary election on Appendix B.

c.
Death.  Notwithstanding any distribution election, in the event of the Employee’s death the Bank shall pay the balance in the Employee’s Deferred Compensation Account in one lump sum to the Employee’s designated beneficiary (the “Beneficiary”), in accordance with the last such designation received pursuant to Section 10 by the Bank from the Employee prior to death.  The lump sum payment shall be made within sixty (60) days following the Employee’s death.

d.	Change of Control. In the event of a Change of Control, the Bank shall pay the full amount of the Employee’s Deferred Compensation Account in a lump sum immediately prior to the Change of Control.

e.
Termination.  In the event of the Employee’s Termination of Employment with the Bank before Normal Retirement Age, the Bank shall pay the Employee’s Deferred Compensation Account in accordance with the Employee’s Election on the attached Payment Election.

f.
In Service Distribution.  The Bank may provide the Employee with the option to elect to receive payments of his or her Deferred Compensation Account balance as an in service distribution, notwithstanding his or her continued employment with the Bank. The Employee’s election to receive an in service distribution must be made in writing on the attached Payment Election and in accordance with the requirements of Section 409A and such procedures as shall be established by the Bank. Should a  payment event occur prior to any scheduled in service distribution date that would trigger a distribution under subsections a, b, c, d or e above, all amounts subject to a scheduled in service distribution election shall be paid in accordance with such other applicable provisions of the Plan and not in accordance with the in service distribution election.

9.
Hardship Withdrawal.  In the event the Employee suffers an unforeseen financial emergency, as defined hereafter, the Bank may, if it deems advisable in its sole and absolute discretion, distribute to or utilize on behalf of the Employee as a hardship benefit (the “Hardship Benefit”) a portion of the Employee’s account. The Bank shall have exclusive authority to determine whether to make a hardship distribution, and the Bank’s decision shall be final and binding on all parties. Any hardship distribution shall, like all distributions, reduce the amounts available for subsequent distributions and be deducted from the Employee’s Deferred Compensation Account. The Employee shall apply for such a Hardship Benefit in writing and shall provide such additional information as the Bank shall require. For purposes of this Section, “unforeseen financial emergency” means an immediate and heavy financial need caused by an unforeseeable emergency, as described in Treasury Regulations Section 1.409A-3(i)(3), resulting from (a) an illness or accident of the Employee, the Employee’s spouse, the Employee’s Beneficiary or the Employee’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof), (b) a loss of the Employee’s property due to casualty, or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Employee, all as determined by the Bank based on the relevant facts and circumstances:

(a)	the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication;

(b)
the need to pay for the funeral expenses of the Employee’s spouse, the Employee’s Beneficiary or the Employee’s dependent (as defined in Code Section 152 without regard to paragraphs (b)(1), (b)(2) and (d)(1)(B) thereof); or

(c)	the imminent foreclosure of or eviction from the Employee’s principal residence.

No distribution shall be made pursuant to this Section to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Employee’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.  Distributions under this Section must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution).  Any distribution under this Section shall be limited to the lesser of either: (a) the amount designated by the Employee as a requested Hardship on a form approved by the Bank, or (b) Fifty Percent (50%) of the Employee’s Deferred Compensation Account.

10.
Beneficiary Designation.  The Employee shall have the right, at any time to submit a Beneficiary Designation Form designating primary and contingent beneficiaries to whom payment under this Plan shall be made in the event of death prior to complete distribution of the benefits due and payable under the Plan. Each Beneficiary designation shall become effective only when receipt thereof is acknowledged in writing by the Bank. The Employee’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Employee or if the Employee names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Employee dies without a valid beneficiary designation, all payments shall be made to the Employee’s estate.

11.
Assignment of Rights.  Neither the Employee nor any designated Beneficiary shall have any right to sell, assign, transfer, or otherwise convey the right to receive any payments hereunder without the prior written consent of the Bank.

12.
Domestic Relations Orders.  Notwithstanding any other provision of this Plan regarding the time or form of payment to the contrary, the Committee may in its sole discretion pay, or direct payment of all or any portion of the Employee’s Deferred Compensation Account directly to an alternate payee in order to comply with a domestic relations order (“DRO”) as defined in Code Section 414(p)(1)(B).  The Committee may, but is not required to, establish regular procedures for reviewing and commenting on draft DROs before issuance by the family court and for advising the Employee and alternate payee regarding the changes which are required in a DRO issued by the court to make it acceptable to the Plan.  To facilitate any payment to be made in compliance with a DRO, the Committee shall have the right, but shall not be required, to establish a separate account for the alternate payee and may, but shall not be required, to allow the alternate payee to self-direct the deemed investment thereof subject to such conditions as it deems appropriate.  Any payment made under this Section to an alternate payee shall reduce the Deferred Compensation Account of the Employee by the amount thereof, and shall fully discharge the Bank’s obligation under this Plan or otherwise with respect to such amount.  No payment made by the Bank to an alternate payee with respect to an Employee shall constitute a waiver of the Bank’s right to refuse to accept another DRO concerning any remaining account of the Employee, nor shall the fact of such payment affect in any way the applicability of this Section to any other Employee.   Any payments made under a DRO to an alternate payee shall be net of any applicable withholding.  This Section (and any DRO) shall be interpreted and applied in a manner that complies with the applicable provisions of Section 409A of the Code and the applicable regulations and other guidance promulgated thereunder.

13.
Unfunded and Unsecured Obligation of the Bank.  The Bank is not required to earmark or otherwise set aside any funds or other assets or in any way secure payment of its obligations under the Plan.  Any asset which may be set aside by the Bank for accounting purposes is not to be treated as held in trust for any Employee or for his or her account.  Each Employee shall have only the rights of a general, unsecured creditor of the Bank with respect to any of his or her rights under the Plan.

14.
Claims Procedure.  Any claim pertaining to an Employee’s benefits under the Plan shall be filed with the Chairman of the Personnel Committee of the Board of Directors for the consideration of the Committee.  Written notice of the disposition of a claim shall be furnished the Employee within 30 days after the application therefore is filed.  In the event the claim is denied, the specific reasons for such denial shall be set forth, pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the Employee can perfect his or her claim will be provided.

15.
No Contract of Employment.  Nothing contained herein shall be construed to be a contract of employment for any term of years, nor as conferring upon the Employee the right to continue to be employed by the Bank, in any capacity, nor in any way vary the Bank’s policy of at-will employment. It is expressly understood by the parties hereto that this Plan relates exclusively to deferred compensation as set forth in this Plan.

16.
Construction of Plan.  Any payments under this Plan shall be independent of, and in addition to, those under any other plan, program, or agreement which may be in effect between the parties hereto, or any other compensation payable to the Employee or the Employee’s designated Beneficiary by the Bank.  All legal issues pertaining to the Plan shall be determined in accordance with the laws of the State of California except as preempted by Federal law.

17.
Amendment and Termination.  The Bank shall have the right at any time to modify, alter or amend this Plan, in whole or in part, provided that the amendment shall not reduce any Employee’s interest in the Plan, calculated as of the date on which the amendment is adopted. Upon Plan termination, the Bank may accelerate the distribution of Deferred Compensation Account balances only in accordance with the requirements of Section 409A and the regulations issued thereunder.  The Bank reserves the right to change this Plan, including reducing any Employee’s interest in this Plan in order to make such Plan compliant with Section 409A.

18.	The Committee.

a)
The Committee shall, for the purpose of administering the Plan, choose a secretary and an assistant secretary (either of whom is hereafter referred to as “Secretary”) who shall keep minutes of the Committee’s proceedings and all records and documents pertaining to the Committee’s administration of the Plan. The Secretary may execute any certificates or other written direction on behalf of the Committee. A majority of the members of the Committee shall constitute a quorum.

b)
The Committee on behalf of the Employees shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes including, but not by way of limitation, the following:

-	to construe, interpret, and administer the Plan;

-	to make determinations under the Plan;

-
to establish a rabbi trust for the Plan and to deposit amounts determined under Sections 4 and 5 into such trust established by the Committee (provided, however, that notwithstanding anything in the Plan or other agreement to the contrary, in no event shall a contribution be made to a trust for the purpose of restricting assets to the provision of benefits under the Plan in connection with a change in the financial health of the Bank or any affiliated entity in a manner that would result in the inclusion of amounts in the gross income of the Employees pursuant to Section 409A(b) of the Code);

-	to maintain the necessary records for the administration of the Plan; and

-	to make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof.

Decisions and determinations by the Committee shall be final and binding upon all parties and shall be given the maximum deference allowed by law.

c)
The members of the Committee shall serve without bond and without compensation (except for director fees) for their services hereunder. All expenses of the Committee shall be paid by the Bank. The Bank shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for the act or omission of any other member of the Committee, nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. The Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

19.	Section 409A. This Plan is intended to be consistent with the provisions of Section 409A of the Code and its provisions shall be interpreted consistent with such intent.

a)
Distribution Elections.  If otherwise payable under the Plan, an Employee’s Deferred Compensation Account balance shall be distributed as elected by Employee on Appendix B for a Retirement under subsection a. of Section 8 (if Termination of Employment is at or after Normal Retirement Age) or as elected on Appendix B for a Termination under subsection e. of Section 8  (if Termination of Employment is before Normal Retirement Age), or in accordance with the in service distribution election, if any, elected by Employee on Appendix B, provided that such elections have been made prior to the calendar year in which the Employee performs the services for which the contributions to the Employee’s Deferred Compensation Account are made (or otherwise in accordance with the requirements of Section 409A), and in accordance with such procedures as shall be established by the Bank.  If no such election has been made for the form of distribution upon Termination of Employment, the Employee shall be deemed to have elected to receive payment upon such payment event in a lump sum on the later of (A) the 15th day of the month following the six-month anniversary of the date of Termination of Employment or (B) January 15th of the year following the date of Termination of Employment.  The Bank has the discretion to establish sub-accounts for one or more Employees and to maintain separate payment elections in respect of each such sub-account provided that such elections comply with the payment election requirements of Section 409A.  The Bank also has the discretion to permit changes in payment elections provided such changes are made in accordance with the requirements of Section 409A and such procedures as shall be established by the Bank.

b)
Distributions To A Specified Employee.  Notwithstanding any provision to the contrary in the Plan, a distribution to which an Employee would otherwise be entitled upon a Termination of Employment will be delayed until one day following the expiration of the six (6)-month period from the date of the Employee’s Termination of Employment if the Bank in good faith determines that the Employee is a “specified employee,” as defined in Section 409A and regulations issued thereunder, at the time of such Termination of Employment, and that the delayed commencement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  In the event that a delay of any payment is required under this provision, such payment shall be accumulated and paid in a single lump sum on the delayed payment date, and any remaining payments due under the Plan shall be paid in accordance with the normal payment dates specified for them herein.

20.	Headings. Headings and subheadings in this Plan are inserted for convenience or reference only and are not to be considered in the construction of the provisions hereof.

21.
Intent. To the extent that this Plan may be construed to be a plan maintained to provide deferred compensation, it is intended to be limited to a “select group of management or highly compensated employees” within the meaning of Section 201(2) of ERISA. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title 1 of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be “unfunded” within the meaning of ERISA.

22.	Gender and Number. Where the context permits, words in any gender shall, include any other gender; words in the singular shall include the plural, and the plural shall include the singular

IN WITNESS WHEREOF, the Bank has caused this Plan, as amended and restated, to be duly executed this 5th day of November 2010.

FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

By:	/s/ Kent A. Steinwert
Chairman, President and C.E.O.

By:	/s/ Stewart C. Adams, Jr.
Chairman of the Personnel Committee of the Board